Exhibit 10.8

EXECUTION VERSION

INTERCOMPANY SERVICES AGREEMENT

dated as of July 3, 2017

between

GENERAL ELECTRIC COMPANY

and

BAKER HUGHES, A GE COMPANY, LLC

Table of Contents

(Continued)

Page
SECTION 5.02 Access	32
SECTION 5.03 GE and Baker Hughes Global Services Contracts	32
SECTION 5.04 Shared Facilities	33
SECTION 5.05 Shared Manufacturing Arrangements; Financial Services	36
SECTION 5.06 Costs and Disbursements	36
SECTION 5.07 Readjustment of Services	38
SECTION 5.08 No Right to Set-Off	38
SECTION 5.09 Taxes	39

ARTICLE VI STANDARD FOR SERVICE	40

SECTION 6.01 Standard for Service	40
SECTION 6.02 Consents; Compliance with Law; Professional Services	40
SECTION 6.03 Maintenance	41
SECTION 6.04 Modifications and Discontinuances	41
SECTION 6.05 Disclaimer of Warranties	41
SECTION 6.06 Compliance with Laws and Regulations	42
SECTION 6.07 No Reporting Obligations	42

ARTICLE VII LIMITED LIABILITY AND INDEMNIFICATION	42

SECTION 7.01 General Indemnification	42
SECTION 7.02 Exclusion of Consequential Damages	43
SECTION 7.03 Exclusive Remedy	43

ARTICLE VIII DISPUTE RESOLUTION	43

SECTION 8.01 Dispute Resolution	43

ARTICLE IX TERM AND TERMINATION	44

SECTION 9.01 Term and Termination	44
SECTION 9.02 Termination Charges	44
SECTION 9.03 Effect of Termination	45
SECTION 9.04 Force Majeure	45

ARTICLE X GENERAL PROVISIONS	45

SECTION 10.01 Independent Contractors	46
SECTION 10.02 Subcontractors	46
SECTION 10.03 Treatment of Confidential Information	46
SECTION 10.04 Audit	47
SECTION 10.05 Further Assurances	47
SECTION 10.06 Notices	48
SECTION 10.07 Entire Agreement	47
SECTION 10.08 No Third-Party Beneficiaries	47
SECTION 10.09 Amendment; Waiver	49

Table of Contents

(Continued)

Page
SECTION 10.10 Governing Law	49
SECTION 10.11 Counterparts; Electronic Transmission of Signatures	49
SECTION 10.12 Assignment	49
SECTION 10.13 Rules of Construction	49
SECTION 10.14 Non-Recourse	50
SECTION 10.15 Export Law Compliance	50
SECTION 10.16 Integrity	50
SECTION 10.17 Subcontractor Flow Downs for United States Government Commercial Items Contracts	50

SCHEDULES

SCHEDULE 2.01(a)(i)	Administrative Services
SCHEDULE 2.01(b)	GE Provided Umbrella Services
SCHEDULE 2.01(c)	List of current technology research and development services between GE Global Research and GE O&G
SCHEDULE 2.02(b)	Baker Hughes Provided Umbrella Services
SCHEDULE 3.01(c)	Form of Statement of Work
SCHEDULE 3.13(a)	Form of Collaboration Agreement
SCHEDULE 3.13(d)	List of Collaboration Agreements
SCHEDULE 4.01(a)	GE Services Manager
SCHEDULE 4.01(b)	Baker Hughes Services Manager
SCHEDULE 5.04(a)	GE Facilities
SCHEDULE 5.04(b)	Baker Hughes Facilities
SCHEDULE 5.04(c)	Specified Facilities
SCHEDULE 5.05(a)	Shared Manufacturing Arrangements
SCHEDULE 5.05(b)	Factoring or Similar Monetization of Accounts Receivable
SCHEDULE 5.06(g)	Wiring Instructions

INTERCOMPANY SERVICES AGREEMENT

This Intercompany Services Agreement, dated as of July 3, 2017 (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made between General Electric Company, a New York corporation (“GE”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Baker Hughes”).

RECITALS

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), Baker Hughes, a GE company (formerly known as Bear Newco, Inc.), a Delaware corporation (“BHGE”), and Bear MergerSub, Inc., a Delaware corporation (“Merger Sub”), as amended by the Amendment to the Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, BHGE, Merger Sub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as may be further amended from time to time, the “Transaction Agreement”), GE will combine its oil and gas business (“GE O&G”) with BHI to create BHGE;

WHEREAS, pursuant to the Transaction Agreement, upon closing of the transaction, BHGE will operate as a public company traded on the New York Stock Exchange with approximately 62.5% of the voting stock owned by GE and approximately 37.5% of the voting stock owned by public shareholders;

WHEREAS, the Transaction Agreement requires delivery of this Agreement at the Closing Date; and

WHEREAS, in furtherance of the transactions contemplated by the Transaction Agreement, the Parties (as defined below) desire that (i) GE shall provide or cause to be provided to Baker Hughes (and/or its Affiliates on or after the date hereof, collectively hereinafter referred to as the “Baker Hughes Entities”) certain services and (ii) Baker Hughes shall provide or cause to be provided to GE (and/or its Affiliates on the date hereof immediately after giving effect to the Closing, collectively hereinafter referred to as the “GE Entities”) certain services, in each case of (i) and (ii), in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Transaction Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Administrative Services” shall have the meaning set forth in Section 2.01(a)(i).

“Additional Baker Hughes Provided Services” shall have the meaning set forth in Section 2.06.

“Additional GE Provided Services” shall have the meaning set forth in Section 2.05.

“Additional Services” means the Additional GE Provided Services and the Additional Baker Hughes Provided Services, as applicable.

“Affiliate” means any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Agreement, (i) references to GE’s “Affiliates” shall be deemed to exclude the Baker Hughes Entities and (ii) references to the Baker Hughes Entities’ “Affiliates” shall be deemed to exclude GE and its Subsidiaries that are not within the Baker Hughes Entities.

“Ancillary Agreements” shall have the meaning ascribed to it in the Transaction Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Background IP” means Intellectual Property and Technology owned, Controlled, created or acquired by or on behalf of a Party or its Affiliates prior to the applicable date of the provision of a Service.

“Baker Hughes” shall have the meaning set forth in the Preamble.

“Baker Hughes Entities” shall have the meaning set forth in the Recitals.

“Baker Hughes Facilities” shall have the meaning set forth in Section 5.04(a).

“Baker Hughes Global Services Contract” means each contract or other arrangement or agreement (whether for the purchase or supply of goods or services) set forth below, between or among Baker Hughes or its Affiliates, on the one hand, and a third party, on the other hand, which contract or other arrangement or agreement is multi-national, regional or global in scope, and by virtue of such scope is applicable to, and was entered into by the parties thereto in consideration of its applicability to, more than one Baker Hughes Entity, or one or more of Baker Hughes or its Affiliates, in each case, in respect of:

(i)	certain master purchase and sale agreements for the sale and purchase of certain goods and services (other than those provided for under the Supply Agreement), as mutually identified and agreed to by the parties; and

(ii)	joint tendering by the Baker Hughes Entities for business of or services to certain third parties, as mutually identified and agreed to by the parties.

“Baker Hughes Provided Collaboration Services” means the services to be provided by any Baker Hughes Entity under any Collaboration Agreement.

“Baker Hughes Provided Deliverable” means any deliverable or work product to be delivered by a Baker Hughes Entity to the applicable R&D Services Recipients as specified in a Baker Hughes Statement of Work.

“Baker Hughes Provided Facility Service” means an arrangement in which Baker Hughes has granted, or has caused one or more of its Affiliates to grant, to GE a limited license to use and access space at a Baker Hughes Facility under Section 5.04.

“Baker Hughes Provided R&D Services” means specialized and tailored technology research and development services, related to one or more GE Entity’s service or product offerings, offered by the applicable Affiliate or division of Baker Hughes on a contracted basis to a GE Entity.

“Baker Hughes Provided R&D Services Foreground IP” means all Intellectual Property and Technology created in the course of the performance of the Baker Hughes Provided R&D Services, including that which is reflected in all research records, laboratory notebooks, technical reports and experimental results.

“Baker Hughes Provided Services” means all services to be provided by any Baker Hughes Entity pursuant to this Agreement, including the Baker Hughes Provided Technology Access, Baker Hughes Provided Umbrella Services, Baker Hughes Provided R&D Services, Baker Hughes Provided Facility Services, Baker Hughes Provided Collaboration Services and Additional Baker Hughes Provided Services.

“Baker Hughes Provided Technology Access” means GE’s confidential access to any Baker Hughes Entity’s proprietary Technology and related developments and enhancements thereto, in each case, related or applicable to one or more GE Entities’ operations, products or service offerings (including Directed Industry R&D) in a manner in which GE and its Affiliates received similar access from GE O&G during the Baseline Period (for the avoidance of doubt, such access shall not include Baker Hughes Provided R&D Services). For the avoidance of doubt, the Baker Hughes Provided Technology Access includes GE’s and its Affiliates’ access to such items of Baker Hughes Incorporated or any of its Affiliates immediately prior to the Closing.

“Baker Hughes Provided Umbrella Services” shall have the meaning set forth in Section 2.02(b).

“Baker Hughes Services Manager” shall have the meaning set forth in Section 4.01(b).

“Baker Hughes Statement of Work” shall have the meaning set forth in Section 3.01(b).

“Baseline Period” means the 12-month period immediately preceding October 30, 2016.

“BHGE” shall have the meaning set forth in the Recitals.

“Business” shall have the same meaning as the term “GE O&G” set forth in the Transaction Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“CA Services” means, collectively, GE Provided Technology Access and the Administrative Services.

“Closing” shall have the meaning ascribed to it in the Transaction Agreement.

“Confidential Information” shall have the meaning set forth in Section 10.03(a).

“Control” or “Controlled” means, with respect to Intellectual Property or Technology, the right to grant a license or sublicense to such Intellectual Property or Technology as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the party being granted any such license or sublicense being deemed a breach or default affecting the rights of the party granting such license or sublicense or (iii) requiring the payment of material compensation to any third party.

“Collaboration” means any research and technology collaboration between a GE Entity, on the one hand, and a Baker Hughes Entity, on the other, related to one or more product or service offerings.

“Collaboration Agreement” means an agreement executed hereunder to formalize a Collaboration and substantially in the form of Schedule 3.13(a). Collaboration Agreements shall include the agreements listed on Schedule 3.13(d).

“Collaboration Services” means the Baker Hughes Provided Collaboration Services and GE Provided Collaboration Services, as applicable.

“Corporate Assessment” means the payment of $55 million per year by Baker Hughes to GE for so long as the CA Services are provided during the Term, as amended from time to time per Section 5.06(a) hereunder.

“Deliverable” means a GE Provided Deliverable or Baker Hughes Provided Deliverable, as applicable.

“Directed Industry R&D” means continuous scientific research and development with application to the oilfield services industry equipment and service offerings, including optimization technology, end-to-end Software workflows and solutions, customizable framework applications, imaging, acoustic, pressure and sensor technology, telemetry, geophysics and geological modelling and materials science.

“Dockets” means invention disclosures the substance of which is not intended by the owning Party to be protected by trade secret law, pending patent applications and issued patents, in each case, owned by the applicable Party.

“Facilities” shall have the meaning set forth in Section 5.04(c).

“Facility Costs” shall have the meaning set forth in Section 5.06(d).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf) and which by the exercise of reasonable diligence and prudence the Party affected was unable to prevent, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources. For the avoidance of doubt, the following shall not be deemed Force Majeure events: general adverse changes or fluctuations in the markets in which the Provider operates; financial distress or insufficient financial capability of the Provider to perform the PO, Baker Hughes Statement of Work or GE Statement of Work; or events involving a previous or existing condition at or before the PO, Baker Hughes Statement of Work or GE Statement of Work date.

“GE” shall have the meaning set forth in the Preamble.

“GE Digital Master Products and Services Agreement” means that certain GE Digital Master Products and Services Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE Digital LLC and Baker Hughes.

“GE Entities” shall have the meaning set forth in the Recitals.

“GE Facilities” shall have the meaning set forth in Section 5.04(a).

“GE Global Research” means GE’s Global Research organization.

“GE Global Services Contract” means each contract or other arrangement or agreement (whether for the purchase or supply of goods or services) set forth below, between or among GE or its Affiliates (including, for this purpose, GE O&G prior to Closing), on the one hand, and a third party, on the other hand, which contract or other arrangement or agreement is multi-national, regional or global in scope, and by virtue of such scope is applicable to, and was entered into by the parties thereto in consideration of its applicability to, more than one GE

Entity, or one or more of GE or its Affiliates, other than just GE O&G, in each case, in respect of:

(i)	certain master purchase and sale agreements for the sale and purchase of certain goods and services (other than those provided for under the Supply Agreement), as mutually identified and agreed to by the parties; and

(ii)	joint tendering by the GE Entities for business of or services to certain third parties, as mutually identified and agreed to by the parties.

“GE Materials” shall have the meaning set forth in Section 4.04(a).

“GE Provided Collaboration Services” means the services to be provided by any GE Entity under any Collaboration Agreement.

“GE Provided Deliverable” means any deliverable or work product to be delivered by GE Global Research to the applicable R&D Services Recipients as specified in a GE Statement of Work.

“GE Provided Facility Service” means an arrangement in which GE has granted, or has caused one or more of its Affiliates to grant, to Baker Hughes a limited license to use and access space at a GE Facility under Section 5.04.

“GE Provided R&D Services” means specialized and tailored technology research and development services related to any Baker Hughes Entity’s business and operations (including its equipment and service development and offerings) through GE Global Research on a contracted basis.

“GE Provided R&D Services Foreground IP” means all Intellectual Property and Technology created in the course of performance of GE Provided R&D Services, including that which is reflected in all research records, laboratory notebooks, technical reports, experimental results.

“GE Provided Services” means all services to be provided by any GE Entity pursuant to this Agreement, including the CA Services, GE Provided Umbrella Services, GE Provided R&D Services, GE Provided Facility Services, GE Provided Collaboration Services and Additional GE Provided Services.

“GE Provided Technology Access” means Baker Hughes’s confidential access to any GE Entity’s (other than GE Digital’s) proprietary Technology and related developments and enhancements thereto, in each case, related or applicable to one or more Baker Hughes Entities’ operations, products or service offerings (including Directed Industry R&D) in a manner in which GE O&G received similar access from GE and its Affiliates during the Baseline Period (for the avoidance of doubt, such access shall not include GE Provided R&D Services). For the avoidance of doubt, the GE Provided Technology Access includes Baker Hughes Incorporated’s and its Affiliates’ access to such items of GE or any of its Affiliates immediately prior to the Closing.

“GE Provided Umbrella Services” shall have the meaning set forth in Section 2.01(b).

“GE Services Manager” shall have the meaning set forth in Section 4.01(a).

“GE Statement of Work” shall have the meaning set forth in Section 3.01(a).

“Governmental Authority” means any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

“Highly Confidential Information” means Confidential Information of a Party: (i) (A) that is distributed only among a certain limited set of individuals pursuant to such Party’s written data classification policy or guideline; and (B) that is appropriately classified with the Party’s top level data classification pursuant to the terms of such Party’s written data classification policy or guideline; or (ii) where, if such Confidential Information is disclosed improperly, such disclosure would reasonably be expected to have a material and adverse impact on such Party with respect to product investment, timeframe for competitor to replicate, lost revenues, impact on share price, reputational risk and/or any other non-quantitative risks.

“Interest Rate” means the prime rate published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate, as of 11:00 a.m. (Eastern time) on each day during the period for which interest is to be paid.

“Indemnified Parties” means, as the case may be, the Party being indemnified, its Affiliates and Representatives, each of whom shall be deemed a third-party beneficiary hereof.

“Intellectual Property” means all the following whether arising under the Laws of the United States or of any other jurisdiction: (i) patents, patent applications (including patents issued thereon), including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) copyrights in works of authorship of any type (including copyrights in Software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto, and all other intellectual property rights associated therewith; (iii) trade secrets; (iv) database, computer program and other digital media applications and registrations; and (v) all other industrial and intellectual property rights arising from, or in respect to, Technology.

“IP Cross-License Agreement” means that certain IP Cross-License Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and Baker Hughes.

“Law” means any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.

“Local Agreements” shall have the meaning set forth in Section 4.03.

“Long-Term Ancillary Agreements” shall have the meaning ascribed to it in the Transaction Agreement.

“Losses” means all losses, damages, costs, expenses, and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).

“Party” means GE and Baker Hughes individually, and “Parties” means GE and Baker Hughes collectively, and, in each case, their permitted successors and assigns.

“Portfolio Reviews” shall have the meaning set forth in Section 3.09(a).

“POs” means purchase orders issued by GE or Baker Hughes or any of their Affiliates to GE or Baker Hughes or any of their Affiliates, as the case may be, for Umbrella Services or Additional Baker Hughes Provided Services, as the case may be, during the Term.

“Project” means any specific research and development activities identified as a “Project” in the applicable GE Statement of Work or Baker Hughes Statement of Work.

“Project Leader” shall have the meaning set forth in Section 3.01(e)(v).

“Provider” means the Party or its Subsidiary or Affiliate providing a service under this Agreement.

“Producer Price Index” means the Producer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the United States Department of Labor.

“R&D Services” means the GE Provided R&D Services and the Baker Hughes Provided R&D Services, as applicable.

“R&D Services Foreground IP” means the GE Provided R&D Services Foreground IP and Baker Hughes Provided R&D Services Foreground IP, as applicable.

“R&D Services Provider” means a Person providing R&D Services pursuant to this Agreement.

“R&D Services Recipient” means a Person to which R&D Services are being provided pursuant to this Agreement.

“Recipient” means the Party or its Subsidiary or Affiliate to whom a service under this Agreement is being provided.

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.

“Schedule” means each of Schedule 2.01(a)(i), Schedule 2.01(b), Schedule 2.01(c), Schedule 2.02(b), Schedule 3.01(c), Schedule 3.13(a), Schedule 3.13(d), Schedule 4.01(a), Schedule 4.01(b), Schedule 5.04(a), Schedule 5.04(b), Schedule 5.04(c), Schedule 5.05(a), Schedule 5.05(b), and Schedule 5.06(g).

“Services” means the GE Provided Services and/or the Baker Hughes Provided Services.

“Service Charges” means Umbrella Service Charges, R&D Fees, Facility Costs, Collaboration Costs, Additional Service Fees and the Corporate Assessment, as applicable.

“Shared Manufacturing Arrangement” shall have the meaning set forth in Section 5.05(a).

“Software” means computer software, programs and databases in any form, including (as applicable in context) source code, object code, operating systems, specifications, data, database management code, utilities, graphical user interfaces, software engines, software platforms, data formats, versions thereof, and related materials, documentation, developer notes, comments and annotations.

“Statement of Work” means a GE Statement of Work or Baker Hughes Statement of Work, as applicable.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and BHGE.

“Supply Agreement” means that certain Supply Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and Baker Hughes.

“Systems” means, collectively, the GE or Baker Hughes Intranet, as applicable, or such other computer software (owned or licensed), networks, hardware, technology or computer-based resources.

“Tax” shall have the meaning ascribed to it in the Transaction Agreement.

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, products, services, techniques, ideas, know-how, results of research and development, Software, descriptions, flow-charts, documentation (including user manuals and other training documentation), tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein.

“Technology Access” means the Baker Hughes Provided Technology Access and the GE Provided Technology Access, as applicable.

“Technology Center Agreement” means that certain agreement among General Electric Company’s China Technology Center in Shanghai, China, General Electric Company’s John F. Welch Technology Center in Bangalore, India and SUEZ, a French société anonyme.

“Term” shall have the meaning set forth in Section 9.01(a).

“Termination Charges” means any and all fees or expenses (which may include breakage fees, early termination fees or charges, or minimum volume charges) owed to any unaffiliated third-party provider as a result of an early termination or reduction of a service provided hereunder.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and BHGE.

“Transaction Agreement” shall have the meaning ascribed to it in the Recitals.

“Trigger Date” shall have the meaning ascribed to it in the Stockholders Agreement.

“TSA Services” means Services in respect of the Facilities and each Umbrella Service designated on Schedule 2.01(b) or Schedule 2.02(b) as terminable upon sixty (60) days’ prior written notice to the Provider of such Umbrella Service of such termination.

“Umbrella Service Charges” shall have the meaning set forth in Section 5.06(b).

“Umbrella Services” means the GE Provided Umbrella Services and the Baker Hughes Provided Umbrella Services, as applicable.

ARTICLE II

SERVICES AND DURATION

SECTION 2.01 GE Services to be Provided. Subject to the terms and conditions of this Agreement, and without limiting any other Services contemplated by this Agreement, GE shall provide (or cause to be provided) to the Baker Hughes Entities the following services:

(a) Administrative Services and GE Provided Technology Access. GE shall continue the arrangements and processes in effect between GE or any of its Affiliates or divisions (in each case excluding GE O&G), on the one hand, and GE Oil & Gas (“GE O&G”), on the other hand, during the Baseline Period in providing to the Baker Hughes Entities (at the

Baker Hughes Entities’ option), during the Term, as supplemental (not as a replacement) to the Baker Hughes Entities’ existing service infrastructure, services in each of the following areas:

(i) both (A) services as provided by GE’s Global Growth Organization to GE O&G during the Baseline Period and (B) general corporate administrative services (in each case, as further described on Schedule 2.01(a)(i)) (collectively, the “Administrative Services”); and

(ii) GE Provided Technology Access subject to Section 10.03(e) and the following:

(A) any of the GE Entities, upon request, shall automatically grant GE Provided Technology Access to any of the Baker Hughes Entities hereunder as a CA Service provided in consideration of the Corporate Assessment, provided that: (x) granting such GE Provided Technology Access involves a level of assistance in terms of time, effort and/or cost that has been provided during the ordinary course of dealings between GE O&G and the GE Entities during the Baseline Period without the requirement for a written statement of work, purchase order or similar documentation; and (y) granting such GE Provided Technology Access would not require such GE Entity to provide or communicate Highly Confidential Information to such Baker Hughes Entity.

(b) GE Provided Umbrella Services. GE shall continue the service arrangements and processes in effect between GE or any of its Affiliates or divisions (in each case excluding GE O&G), on the one hand, and GE O&G, on the other hand, during the Baseline Period by providing to the Baker Hughes Entities (at the Baker Hughes Entities’ option and for the applicable Umbrella Service Charge), during the Term, access to the service arrangements made available by GE or any of its Affiliates or divisions to GE O&G during the Baseline Period as further described on Schedule 2.01(b) (the “GE Provided Umbrella Services”).

(c) GE Provided R&D Services. GE shall continue the arrangements and processes in effect between GE Global Research and GE O&G during the Baseline Period by providing to the Baker Hughes Entities (at the Baker Hughes Entities’ option), during the Term, GE Provided R&D Services as further described in Article III hereof. The technology research and development services and arrangements between GE Global Research and GE O&G set forth on Schedule 2.01(c) that have been entered into prior to the date hereof shall survive in accordance with the terms thereof and shall be subject to Section 10.03(e) if such substantially similar confidentiality is not otherwise provided therein.

(d) Collaborations.If granting the technology access to a Baker Hughes Entity does not fall into Section 2.01(a)(ii)(A) above, then such access shall not be included as a CA Service provided in consideration for the Corporate Assessment and the relevant GE Entity and Baker Hughes Entity shall use good faith efforts to reach agreement upon the terms of a Collaboration Agreement in accordance with Section 3.13, including, if necessary, proposing modifications to the proposed request in order to reach such agreement.

SECTION 2.02 Baker Hughes Services to be Provided. Subject to the terms and conditions of this Agreement, and without limiting any other Services contemplated by this Agreement, Baker Hughes shall provide (or cause to be provided) to the GE Entities the following services:

(a) Baker Hughes Provided Technology Access. Subject to the terms and conditions of this Agreement, Baker Hughes shall provide (or cause to be provided) to GE the Baker Hughes Provided Technology Access, subject to Section 10.03(f) and the following:

(A) any of the Baker Hughes Entities, upon request, shall automatically grant Baker Hughes Provided Technology Access to any of the GE Entities, provided that: (x) granting such Baker Hughes Provided Technology Access involves a level of assistance in terms of time, effort and/or cost that has been provided during the ordinary course of dealings between GE O&G and the GE Entities during the Baseline Period without the requirement for a written statement of work, purchase order or similar documentation; and (y) granting such Baker Hughes Provided Technology Access would not require such Baker Hughes Entity to provide or communicate Highly Confidential Information to such GE Entity.

(b) Baker Hughes Provided Umbrella Services. Baker Hughes shall continue the service arrangements and processes in effect between GE O&G, on the one hand, and GE or any of its Affiliates or divisions (in each case excluding GE O&G), on the other hand, during the Baseline Period by providing to the GE Entities (at the GE Entities’ option and for the applicable Umbrella Service Charge), during the Term, access to the service arrangements made available by GE O&G to GE or any of its Affiliates or divisions (in each case excluding GE O&G) during the Baseline Period as further described on Schedule 2.02(b) (the “Baker Hughes Provided Umbrella Services”).

(c) Baker Hughes Provided R&D Services. Baker Hughes, to the extent not prohibited by any third party agreement, shall provide to the GE Entities (at the GE Entities’ option), during the Term, Baker Hughes Provided R&D Services as further described in Article III hereof.

(d) Collaborations. If granting the technology access to a GE Entity does not fall into Section 2.02(a)(A) above, then the relevant GE Entity and Baker Hughes Entity shall use good faith efforts to reach agreement upon the terms of a Collaboration Agreement in accordance with Section 3.13, including, if necessary, proposing modifications to the proposed request in order to reach such agreement.

SECTION 2.03 Services in Effect on the Closing Date and Purchase Orders for Services.

(a) Services in Effect on the Closing Date. Effective as of the Closing Date, (i) GE shall be entitled to receive Baker Hughes Provided Services (other than Baker Hughes Provided Collaboration Services and Baker Hughes Provided R&D Services) in accordance with the processes, procedures and workflows in effect between GE O&G and GE during the Baseline

Period and (ii) Baker Hughes shall be entitled to receive the GE Provided Services (other than GE Provided Collaboration Services and GE Provided R&D Services) in accordance with the processes, procedures and workflows in effect between GE O&G and GE during the Baseline Period.

(b) Purchase Orders from Baker Hughes to GE; Scheduling.

(i) With respect to each Additional GE Provided Service, Baker Hughes may submit, from time to time, a written request for service (including a PO as applicable) to the GE Services Manager for the initiation of each such service. All such written requests shall contain elements and specifications consistent with each Party’s past practice. Each such written request shall be deemed to incorporate by reference the terms and conditions of this Agreement and be numbered and dated.

(ii) Not later than ten (10) Business Days following the GE Services Manager’s receipt of such a written request, the GE Services Manager shall determine with the Baker Hughes Services Manager a service provision plan with respect to such Additional GE Provided Service and the inception date for such service. In all respects, the Parties agree to cooperate in good faith in reasonably scheduling the location, timing and dates for the Services. Baker Hughes agrees to use reasonable efforts to provide GE with as much advance notice as is practicable regarding Baker Hughes’s scheduling needs.

(iii) The GE Entities (including, for the avoidance of doubt, GE Global Research) shall not discriminate between Baker Hughes, on the one hand, and any other division or business of GE, on the other hand, in the scheduling of the provision of any GE Provided Service; provided, that (A) nothing in this Agreement shall entitle Baker Hughes to any priority over other GE divisions and businesses in such scheduling and (B) in the provision of any GE Provided Services pursuant to this Agreement provided by a division or business unit of GE, such division or business or product unit of GE may give priority to its own product lines or businesses over Baker Hughes in the scheduling of the provision of such GE Provided Service.

(c) Purchase Orders from GE to Baker Hughes; Scheduling.

(i) With respect to each Additional Baker Hughes Provided Service, GE may submit, from time to time, a written request for service (including a PO as applicable) to the Baker Hughes Services Manager for the initiation of each such service. All such written requests shall contain elements and specifications consistent with each Party’s past practice. Each such written request shall be deemed to incorporate by reference the terms and conditions of this Agreement and be numbered and dated.

(ii) Not later than ten (10) Business Days following the Baker Hughes Services Manager’s receipt of a PO, the Baker Hughes Services Manager shall determine with the GE Services Manager a service provision plan with respect to such Additional Baker Hughes Provided Service and the inception date for such service. In all respects, the Parties agree to cooperate in good faith in reasonably scheduling the location, timing and dates for the Services. GE agrees to use reasonable efforts to provide Baker Hughes with as much advance notice as is practicable regarding GE’s scheduling needs.

(iii) The Baker Hughes Entities shall not discriminate between GE, on the one hand, and any division or business of Baker Hughes, on the other hand, in the scheduling of the provision of any Baker Hughes Provided Service; provided, that (A) nothing in this Agreement shall entitle GE to any priority over any Baker Hughes divisions and businesses in such scheduling and (B) in the provision of any Baker Hughes Provided Services pursuant to this Agreement provided by a division or business or product unit of Baker Hughes such division or business or product unit may give priority to its own product lines or business units over GE in the scheduling of the provision of such Baker Hughes Provided Services.

SECTION 2.04 Duration of Services. Subject to the terms of this Agreement, each Provider shall provide or cause to be provided to the applicable Recipients each Service until the date on which such Service is terminated under Article IX hereof.

SECTION 2.05 Additional GE Provided Services.

(a) After the date hereof, if Baker Hughes identifies a service that any GE Entity provided to the Business during the Baseline Period that Baker Hughes reasonably needs in order for the Business to continue to operate in substantially the same manner in which the Business operated during the Baseline Period, and such service was not included in Schedule 2 .01(a)(i) or Schedule 2.01(b) (other than because the Parties agreed in writing that such service shall not be provided), then Baker Hughes and GE shall negotiate in good faith to provide such requested service as an Umbrella Service (such additional services, the “Additional GE Provided Services”). The Provider shall provide such Additional GE Provided Services to the Recipient as the GE Services Manager and the Baker Hughes Services Manager can mutually agree in writing. In the event that the Parties reach an agreement with respect to providing such Additional GE Provided Services, such Additional GE Provided Services shall be deemed Umbrella Services hereunder and, accordingly, the Party requested to provide such Additional GE Provided Services shall provide such Additional GE Provided Services, or cause such Additional GE Provided Services to be provided (following written agreement on any incremental fees, if any, and termination date with respect to such Additional GE Provided Services), in each case, in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, the extension of the period of duration of any GE Provided Service may be considered Additional GE Provided Services. For Additional GE Provided Services identified within twenty-four months of Closing, GE will give due consideration to a request for a termination notice period of less than seven and a half (7.5) months.

(b) GE shall give due consideration to a request by Baker Hughes for it to provide a service that GE provides to each of its other divisions that is not provided to Baker Hughes because it was not a service provided to the Business during the Baseline Period.

SECTION 2.06 Additional Baker Hughes Provided Services. After the date hereof, if GE identifies a service that the Business provided to GE during the Baseline Period that GE reasonably needs in order to continue to operate in substantially the same manner in which it operated during the Baseline Period, and such service was not included in Schedule 2.02(b) (other than because the Parties agreed in writing that such service shall not be provided), then Baker Hughes and GE shall negotiate in good faith to provide such requested service as an Umbrella Service (such additional services, the “Additional Baker Hughes Provided Services” and together with the Additional GE Provided Services, the “Additional Services”). The Provider shall provide such Additional Baker Hughes Provided Services to the Recipient as the Baker Hughes Services Manager and the GE Services Manager can mutually agree in writing. In the event that the Parties reach an agreement with respect to providing such Additional Baker Hughes Provided Services, such Additional Baker Hughes Provided Services shall be deemed Umbrella Services hereunder and, accordingly, the Party requested to provide such Additional Baker Hughes Provided Services shall provide such Additional Baker Hughes Provided Services, or cause such Additional Baker Hughes Provided Services to be provided (following written agreement on any incremental fees, if any, and termination date with respect to such Additional Baker Hughes Provided Services), in each case, in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, the extension of the period of duration of any Baker Hughes Provided Service may be considered Additional Baker Hughes Provided Services. For Additional Baker Hughes Provided Services identified within twenty-four months of Closing, Baker Hughes will give due consideration to a request for a termination notice period of less than seven and a half (7.5) months.

SECTION 2.07 Limitations on the Provision of Services.

(a) Notwithstanding anything to the contrary set forth herein, GE shall not be required to provide or cause to be provided any Umbrella Service beyond the scope (in terms of volume and quantity) and manner in which the Services were provided during the Baseline Period. Subject to the terms and conditions hereof, the Parties shall cooperate in good faith to address the provision of Services in the event of material changes in the Business from the Baseline Period.

(b) Except as expressly provided in the Transaction Agreement, in any Ancillary Agreement or any Long-Term Ancillary Agreement, unless required in connection with the performance of or delivery of any Service, Baker Hughes shall cease using (and shall cause its employees to cease using) any services made available by the GE Entities to the Business or their personnel prior to the date hereof and the GE Entities shall cease using (and shall cause their employees to cease using) any services made available by the Business to the GE Entities or their personnel prior to the date hereof.

ARTICLE III

PERFORMANCE OF SERVICES

SECTION 3.01 R&D Services and Statements of Work.

(a) GE Global Research and any Baker Hughes Entities may agree from time to time on certain GE Provided R&D Services to be provided by GE Global Research to such Baker Hughes Entities in accordance with the terms and conditions of this Agreement and certain statements of work issued by one or more Baker Hughes Entity and accepted by GE Global Research, or other written agreements or correspondence (whether or not referring to this Agreement) to be entered into by or exchanged between GE Global Research and such Baker Hughes Entities (each, a “GE Statement of Work”).

(b) Baker Hughes and any GE Entities may agree from time to time on certain Baker Hughes Provided R&D Services to be provided by Baker Hughes or its Affiliates to such GE Entities in accordance with the terms and conditions of this Agreement and certain statements of work issued by one or more GE Entity and accepted by Baker Hughes, or other written agreements or correspondence (whether or not referring to this Agreement) to be entered into by or exchanged between Baker Hughes and such GE Entities (each, a “Baker Hughes Statement of Work”).

(c) Nothing in this Agreement shall be deemed to obligate a Party to enter into a Statement of Work.

(d) The applicable R&D Services Recipients and R&D Services Providers shall execute a separate Statement of Work for each Project.

(e) All Statements of Work must be in writing and signed by a duly authorized representative of each of the applicable R&D Services Providers and R&D Services Recipients prior to the commencement of any R&D Services under such Statement of Work . Each Statement of Work shall be: (i) deemed a separate agreement between the applicable R&D Services Providers and R&D Services Recipients, and shall be an independent obligation from any other Statement of Work, (ii) deemed to incorporate by reference the terms and conditions of this Agreement, and (iii) numbered and dated. Statements of Work may be in the form set forth in Schedule 3.01(c), and should contain the following elements:

(i) a statement of the scope and objective of the Project;

(ii) a detailed description of the R&D Services to be performed;

(iii) identification of the Deliverables and schedule for delivery;

(iv) projected total and annual funding levels for each identified Project, including the funding level for each R&D Services Recipient, GE, Baker Hughes and/or any Governmental Authority and any specified funding limitations;

(v) for each identified Project, the name of the person designated by each Party (each, a “Project Leader”) to serve on such Party’s behalf as the primary contact between the Parties for such Project;

(vi) the review and reporting requirements as described under Section 3.05.

(vii) the term of such Statement of Work, including any renewal options, termination rights and related notice periods;

(viii) the personnel, services, material or other resources that the applicable R&D Services Recipients shall provide to enable or support the R&D Services and any other obligations of such R&D Services Recipients;

(ix) identification of applicable export control and government security classifications for the Project(s);

(x) a statement identifying any Persons or business units that are co-sponsoring the applicable R&D Services under such Statement of Work;

(xi) provisions for post-Project disposal, sale, or use of any equipment acquired for any Project(s);

(xii) provisions regarding ownership of R&D Services Foreground IP;

(xiii) any provisions regarding restrictions on the use of any Intellectual Property relevant to such Statement of Work, which shall limit the licenses granted in Section 3.06 and shall control over any provisions related to Intellectual Property in any PO; and

(xiv) such other provisions as are applicable to a specific Statement of Work (which may include representations, warranties and indemnification provisions; provided that in such case, the Provider shall be entitled to adjust the price of such applicable R&D Services to reflect any such risk allocation included in the Statement of Work.

(f) The relevant content of any research records, laboratory notebooks, technical reports, progress reports, invention records, meeting minutes, and other similar business records arising in the course of performance of R&D Services under such Statement of Work shall be owned by the party that owns the related R&D Services Foreground IP pursuant to the terms of this Agreement or such Statement of Work, as applicable, to the extent that such business records are created during the term of this Agreement with respect to R&D Services and relate solely to the provision of R&D Services . The R&D Services Provider may retain copies of any such business records owned by a R&D Services Recipient following the expiration or termination of this Agreement, subject in all respects to the confidentiality restrictions referenced in Article X.

(g) In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of a Statement of Work, the terms and conditions of this Agreement shall prevail, unless a Statement of Work specifically references the provisions of this Agreement that are inconsistent therewith (or it is reasonably apparent from the face of the Statement of Work that such provisions were meant to be specifically referenced and were inadvertently not so referenced), in which case the terms and conditions of such Statement of Work shall prevail . The Parties shall modify any provisions of this Agreement to the extent necessary to comply with the local Laws of the jurisdiction in which such Statement of Work is executed or the local Laws of the jurisdiction(s) where the R&D Services are rendered while reflecting, to the maximum extent possible, the intent of the Parties reflected herein.

(h) The Parties shall use reasonable efforts in good faith to, (i) in the event the Closing Date occurs prior to November 1, 2017, reach agreement on Statements of Work for the 2018 calendar year and each calendar year thereafter during the Term by November 1 of the prior calendar year, and within thirty (30) days after the Closing Date for the 2017 calendar year and (ii) in the event the Closing Date occurs on or after November 1, 2017, reach agreement on Statements of Work for the 2019 calendar year and each calendar year thereafter during the Term by November 1 of the prior calendar year, and within thirty (30) days after the Closing Date for the 2018 calendar year, in each case to facilitate the R&D Services Providers’ allocation of resources in advance . Nothing in this Section 3.01(h) shall preclude the Parties from entering into mutually acceptable Statements of Work at other times.

SECTION 3.02 Project Change. If either a R&D Services Provider or a R&D Services Recipient proposes changes in a Project, the R&D Services Providers and R&D Services Recipients for the applicable Statement of Work shall discuss such changes, but no changes shall be binding unless mutually agreed upon in writing. If the applicable R&D Services Providers and R&D Services Recipients do not agree to any changes proposed with respect to a given Project, either the R&D Services Providers or the R&D Services Recipients may terminate that Project upon providing the other party with at least forty-five (45) days’ prior written notice of their intention to terminate, provided that the R&D Services Providers or the R&D Services Recipients, as applicable, shall reimburse the other party for any and all reasonable, direct and documented costs of the early termination; provided, further that the R&D Services Providers and the R&D Services Recipients shall exercise reasonable efforts in good faith to mitigate and reduce such costs, including applying resources to other Projects, where feasible. Other than with respect to the foregoing right of termination, if the R&D Services Recipients fail to agree on a change, the Project scope, funding, timing, and other items shall remain, and the R&D Services shall proceed, as specified in the applicable Statement of Work.

SECTION 3.03 Replacement of Project Leaders. Except as otherwise mutually agreed to in writing in the applicable Statement of Work, each party to a Statement of Work may, in its sole discretion, appoint an adequately qualified new or alternate Project Leader for each Project to manage its obligations hereunder. Each party to a Statement of Work agrees to provide the other parties with written notification, in advance if practical, if and when such party appoints a new or alternate Project Leader.

SECTION 3.04 Subcontracting. A R&D Services Provider may (a) subcontract to a third party that is not its Affiliate up to 15% of the R&D Services on any Statement of Work and (b) subcontract any amount of the R&D Services on any Statement of Work to an Affiliate, in each case of (a) and (b), without the consent of the applicable R&D Services Recipients; provided that such R&D Services Provider shall (i) ensure that R&D Services that it subcontracts to a third party shall be provided in a manner and of a quality consistent with the R&D Services provided by such R&D Services Provider, (ii) ensure that it will not subcontract to a third party any rights that conflict with any (x) Intellectual Property ownership rights referenced in this Agreement or an applicable Statement of Work or (y) the confidentiality restrictions referenced in Article X and (iii) in all cases remain primarily responsible for its obligations hereunder with respect to the scope of the R&D Services, the standard for services as set forth in Article VI hereof and the content of the R&D Services provided to the R&D Services Recipients.

SECTION 3.05 Review and Reporting Requirements.

(a) From time to time as the Parties agree, R&D Services Providers shall hold technical Project reviews . The reporting requirements for each Project shall be specified in the Statement of Work.

(b) The following legal notice shall be affixed to each report furnished by GE Global Research to the Baker Hughes Entities hereunder and resulting from this Agreement which may be distributed other than to the Baker Hughes Entities or GE Global Research:

“This report was prepared by General Electric Company, acting through its Global Research Center (GE Global Research) as an account of work sponsored in whole or in part by [General Electric Company and/or [Baker Hughes Entity]]. Information contained in this report may include confidential technical information which is the property of [General Electric Company and/or [Baker Hughes Entity]]. Neither General Electric Company, nor [Baker Hughes Entity], nor any person acting on their behalf:

(i)	makes any warranty or representation, express or implied, with respect to the use of any information contained in this report, or that the use of any information, apparatus, method, or process disclosed in this report may not infringe privately-owned rights; or

(ii)	assumes any liabilities with respect to the use of, or for damages resulting from the use of, any information, apparatus, method, or process disclosed in this report.”

(c) The following legal notice shall be affixed to each report furnished by Baker Hughes or its applicable Affiliate to the GE Entities hereunder and resulting from this Agreement which may be distributed other than to the GE Entities or Baker Hughes:

“This report was prepared by Baker Hughes, acting through its applicable affiliate or division, as an account of work sponsored in whole or in part by Baker Hughes and/or [GE Entity]. Information contained in this report may include confidential technical information which is the property of Baker Hughes and/or [GE Entity]. Neither Baker Hughes, nor [GE Entity], nor any person acting on their behalf:

(i)	makes any warranty or representation, express or implied, with respect to the use of any information contained in this report, or that the use of any information, apparatus, method, or process disclosed in this report may not infringe privately-owned rights; or

(ii)	assumes any liabilities with respect to the use of, or for damages resulting from the use of, any information, apparatus, method, or process disclosed in this report.”

SECTION 3.06 License to Background IP and R&D Services Foreground IP.

(a) Baker Hughes hereby grants and agrees to grant, and cause its Affiliates to grant and agree to grant, to the GE Entities a royalty-free, fully paid-up, non-exclusive, limited right and license, with no right to sublicense (except pursuant to Section 3.04), to any of its or their Background IP and R&D Services Foreground IP, in each case, that is Controlled by Baker Hughes or its Affiliates, solely as applicable, to perform the GE Provided R&D Services to be provided by GE Global Research under an applicable GE Statement of Work (whether or not listed in the applicable GE Statement of Work) for the term of such applicable GE Statement of Work.

(b) GE hereby grants and agrees to grant, and cause its Affiliates to grant and agree to grant, to the Baker Hughes Entities a royalty-free, fully paid-up, non-exclusive, limited right and license, with no right to sublicense (except pursuant to Section 3 .04), to any of its or their Background IP and R&D Services Foreground IP, in each case, that is Controlled by GE or its Affiliates solely, as applicable, to perform the Baker Hughes Provided R&D Services to be provided by the Baker Hughes Entities under an applicable Baker Hughes Statement of Work (whether or not listed in the applicable Baker Hughes Statement of Work) for the term of such applicable Baker Hughes Statement of Work.

SECTION 3.07 Ownership of Intellectual Property.

(a) Any Intellectual Property created by or on behalf of a Provider or jointly by or on behalf of the Parties during the provision of Technology Access and any Umbrella Services listed under the categories of “Engineering Services” or “IT” under Schedule 2.01(b) or Schedule 2.02(b) shall be owned by such Provider.

(b) Any Intellectual Property developed in connection with a Collaboration shall be owned by the party specified in the applicable Collaboration Agreement.

(c) Ownership of any R&D Services Foreground IP shall be agreed upon by the Parties in the applicable Statement of Work.

(d) Any Intellectual Property created during the provision of any Service (other than Technology Access, R&D Services, Collaboration Services and any Umbrella Services listed under the categories of “Engineering Services” or “IT” under Schedule 2.01(b) or Schedule 2.02(b)) by or on behalf of a Provider, (i) without joint inventorship by the Recipient, shall be owned by such Provider and (ii) with joint inventorship by the Recipient, shall be owned jointly by such Provider and Recipient.

SECTION 3.08 Patent Prosecution and Costs. Unless otherwise agreed to in the relevant Statement of Work and subject to Section 3.09, the designated owner of the R&D Services Foreground IP arising under a particular Statement of Work shall have the option of preparing, filing, and prosecuting patent applications, and for maintaining all U.S. and foreign patents and patent applications thereon, including the payment of any fees applicable to the foregoing. Each Party shall be responsible for managing its own inventor remuneration program, if it so chooses to have one, including making any payments due to its personnel in connection with any Intellectual Property developed in connection with the Services provided hereunder. Each Party shall remain responsible for inventor remuneration required by local laws for its own inventors in connection with any Intellectual Property developed in connection with the services provided hereunder.

SECTION 3.09 Portfolio Reviews for R&D Services Foreground IP.

(a) The Parties shall provide agreed reports no less than twice per year setting forth a review of the portfolio of R&D Services Foreground IP (“Portfolio Reviews”) . In each Portfolio Review report, the owner of each Docket of R&D Services Foreground IP shall inform the other Party about whether it will: (i) prepare, file, prosecute, or maintain (including no longer accepting responsibility for any such costs and fees), as the case may be, any patents or patent applications on that Docket of R&D Services Foreground IP during the upcoming six (6)-month period; or (ii) make public, as part of a defensive publication or otherwise, that Docket of R&D Services Foreground IP.

(b) If either Party decides to no longer prepare, file, prosecute or maintain, as the case may be, patents or patent applications based on any R&D Services Foreground IP Dockets, the other Party shall have the option to prepare and/or assume ownership of such patent or patent application, for no additional consideration to such first Party . If such other Party exercises this option and acquires ownership of such patent or patent application, such first Party shall execute all documents reasonably required to vest all of their right, title and control in the patent or patent application in such other Party, and shall deliver the relevant dockets, invention disclosures, file wrappers, and similar materials for the transferred patent or patent application to such other Party.

(c) If any Party decides to make public any R&D Services Foreground IP that is not the subject of a pending patent application, such Party shall provide notice to the other Party and an opportunity for such other Party to remove any of its Confidential Information from such public disclosure. Such other Party shall have ninety (90) days from receipt of such notice to respond. If such other Party does not respond during such ninety (90) day period, the first Party’s public disclosure shall be deemed approved.

(d) Without limiting the generality of the foregoing Section 3.09(a), Section 3.09(b) and Section 3.09(c), each Party shall use their reasonable efforts in good faith to provide the other Party written notice of their intention not to file, prosecute, or maintain any Docket of R&D Services Foreground IP at least ninety (90) days prior to any known statutory bar dates, cut-off dates, abandonment dates, statutory office action response dates, hearings, or other equivalent deadlines set by any United States or foreign court, or by U.S. Patent and Trademark Office or foreign equivalent office, with respect to such docket.

SECTION 3.10 License to Transferred R&D Services Foreground IP and Accessed Intellectual Property. If a Party transfers ownership of any R&D Services Foreground IP under Section 3.09 or any Intellectual Property that a Party is granted access to pursuant to this Agreement, such Intellectual Property shall be licensed pursuant to the IP Cross-License Agreement. For the avoidance of doubt, nothing herein shall grant the recipient of such technology access any broader rights to use the Intellectual Property or technology accessed therefrom than the rights provided under the IP Cross-License Agreement.

SECTION 3.11 Governmental Restrictions and Approvals; Certain Other Restrictions. The assignments, restrictions and licenses contemplated in Section 3.06, Section 3.07, Section 3.10 and Section 3.13 of this Agreement shall be subject to any required Governmental Authority approvals, disclosures, restrictions or reservations, including any of the foregoing that arise out of the funding of any Statement of Work, in whole or in part, by a Governmental Authority. The Parties shall use reasonable efforts in good faith to obtain any and all such approvals that may be required and to ensure any required disclosures are timely made. GE’s obligation to provide GE Provided R&D Services and services pursuant to a Collaboration shall be subject to any restrictions set forth in the Technology Center Agreement.

SECTION 3.12 Third-Party IP. If a R&D Services Provider requires any license or other rights to third-party Intellectual Property or Technology in order to provide R&D Services, such R&D Services Provider shall notify the applicable R&D Services Recipients in writing as soon as practicable after such R&D Services Provider identifies such a requirement. The Parties acknowledge and agree that there can be no assurance that such licenses or other rights will be successfully obtained or obtained on acceptable terms and, where such licenses or other rights are identified after a Statement of Work has been entered into, the applicable R&D Services Recipients and R&D Services Provider shall agree to work together in good faith to resolve the issue, which may include changing the scope of or terminating such Statement of Work.

SECTION 3.13 Collaborations.

(a) A GE Entity, on the one hand, and a Baker Hughes Entity, on the other, may agree from time to time to enter into a Collaboration pursuant to the terms of a Collaboration Agreement in a form substantially similar to the Collaboration Agreement set forth on Schedule 3 .13(a); provided that any research and technology collaboration with GE’s Digital division shall be governed by the terms of the GE Digital Master Products and Services Agreement. Collaboration Agreements should contain the following elements:

(i) projected total and annual funding levels for the collaboration, including the funding level for any Baker Hughes Entity, GE Entity and/or any Governmental Authority and any specified funding limitations;

(ii) provisions regarding ownership of Intellectual Property developed in connection with the collaboration;

(iii) if applicable, provisions regarding restrictions on the use of any Intellectual Property relevant to such Collaboration Agreement which shall limit the licenses granted in this Section 3.13;

(iv) if applicable, provisions regarding additional protections for Highly Confidential Information;

(v) the term of such Collaboration Agreement, including any renewal options, termination rights and related notice periods; and

(vi) such other provisions as are applicable to a specific Collaboration Agreement (which may include representations, warranties and indemnification provisions; provided that in such case, the Provider shall be entitled to adjust the price of such applicable Collaboration Services to reflect any such risk allocation included in the Collaboration Agreement.

(b) Baker Hughes hereby grants and agrees to grant, and cause its Affiliates to grant and agree to grant, to the GE Entities a royalty-free, fully paid-up, non-exclusive, limited right and license, with no right to sublicense, to any of its or their Background IP that is Controlled by the Baker Hughes or its Affiliates, solely as applicable, to perform the obligations of the GE Entities under the applicable Collaboration Agreement.

(c) GE hereby grants and agrees to grant, and cause its Affiliates to grant and agree to grant, to the Baker Hughes Entities a royalty-free, fully paid-up, non-exclusive, limited right and license, with no right to sublicense, to any of its or their Background IP that is Controlled by the GE or its Affiliates, solely as applicable, to perform the obligations of the Baker Hughes Entities under the applicable Collaboration Agreement.

(d) The Parties have entered into the Collaboration Agreements listed on Schedule 3 .13(d) prior to the date hereof which shall be governed by the terms and conditions of this Agreement.

(e) In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of a Collaboration Agreement, the terms and conditions of this Agreement shall prevail, unless a Collaboration Agreement specifically references the provisions of this Agreement that are inconsistent therewith (or it is reasonably apparent from the face of the Collaboration Agreement that such provisions were meant to be specifically referenced and were inadvertently not so referenced), in which case the terms and conditions of such Collaboration Agreement shall prevail . The Parties shall modify any provisions of this Agreement to the extent necessary to comply with the local Laws of the jurisdiction in which such Collaboration Agreement is executed or the local Laws of the jurisdiction(s) where the provisions of such agreement are performed while reflecting, to the maximum extent possible, the intent of the Parties reflected herein.

SECTION 3.14 Reservation of Rights.

(a) All rights not expressly granted by a Party or its Affiliates hereunder are reserved by such Party and its Affiliates . Without limiting the generality of the foregoing, the Parties and their Affiliates expressly acknowledge that nothing contained herein, including, for the avoidance of doubt, any GE Provided Technology Access and Baker Hughes Provided Technology Access, shall be construed or interpreted as a grant, by implication or otherwise, of any rights or licenses other than the rights and licenses expressly set forth in this Article III. The rights and licenses granted in this Article III are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to the applicable Intellectual Property or Technology that have been previously granted to or otherwise obtained by any third party prior to the time such Intellectual Property or Technology is assigned or licensed hereunder.

(b) Except as expressly contemplated in any of the other Long-Term Ancillary Agreements, the Parties acknowledge and agree that the terms and conditions of this Agreement do not extend to, or grant rights to either Party under, any of the other Long-Term Ancillary Agreements and any additional agreements entered into thereunder, including the GE Digital Master Products and Services Agreement.

(c) Notwithstanding anything herein to the contrary, this Agreement shall not require GE Digital LLC to provide any Services to the Baker Hughes Entities nor contemplates any access to GE Digital’s Intellectual Property or Technology by the Baker Hughes Entities, and the only Services to be provided by GE Digital and access to such of its assets shall be pursuant to the GE Digital Master Products and Services Agreement.

ARTICLE IV

OTHER ARRANGEMENTS

SECTION 4.01 Intercompany Service Managers.

(a) GE hereby appoints and designates the Intercompany Service Manager, or Managers as the case may be, as indicated in Schedule 4 ..01(a) (the “GE Services Manager”), who will be directly responsible for coordinating and managing the delivery of the GE Provided Services and receipt of the Baker Hughes Provided Services, and have authority to act on GE’s behalf with respect to matters relating to this Agreement. The GE Services Manager will work with the personnel of the GE Entities to periodically address issues and matters raised by Baker Hughes relating to this Agreement.

(b) Baker Hughes hereby appoints and designates the Intercompany Service Manager, or Managers as the case may be, as indicated in Schedule 4.01(b) (the “Baker Hughes Services Manager”), who will be directly responsible for coordinating and managing the receipt of the GE Provided Services and delivery of the Baker Hughes Provided Services, and have authority to act on Baker Hughes’s behalf with respect to matters relating to this Agreement. The Baker Hughes Services Manager will work with the personnel of Baker Hughes to periodically address issues and matters raised by GE relating to this Agreement.

(c) Notwithstanding the requirements of Section 10.06, all communications from (i) Baker Hughes to GE or (ii) GE to Baker Hughes pursuant to this Agreement regarding material matters (including disputes) that arise with respect to the Services shall be made through the GE Services Manager or the Baker Hughes Services Manager, as applicable, or such other individual or individuals as specified by the GE Services Manager or the Baker Hughes Services Manager, in writing and delivered to GE or Baker Hughes, as applicable, by email with receipt confirmed. Each Party agrees to notify the other Party of the appointment of a different GE Services Manager or Baker Hughes Services Manager, as applicable, if necessary, in accordance with Section 10.06.

SECTION 4.02 Software and Software Licenses.

(a) If and to the extent requested by a Party, the other Party shall use its reasonable efforts in good faith to assist such first Party in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain Software necessary for a Provider to provide, or a Recipient to receive, Services; provided, however, that such first Party shall identify the specific types and quantities of any such Software licenses; provided, further, that the other Party shall not be required to pay any fees or other payments or incur any obligations to enable such first Party to obtain any such license or rights in addition to the fees and payments payable by the other Party in respect of any non-seat based enterprise-wide licenses as of the Closing Date; and provided, further, that the other Party shall not be required to seek broader rights or more favorable terms for such first Party than those applicable to GE or Baker Hughes, as the case may be, prior to the date hereof or as may be applicable to GE or Baker Hughes from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that GE’s or Baker Hughes’s efforts will be successful or that GE or Baker Hughes will be able to obtain such licenses or rights on acceptable terms or at all and, where GE or Baker Hughes enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau.

(b) With respect to the provision of any GE or Baker Hughes internal tools or Software (internal or third-party), both Parties will be required to comply with any and all data configuration requirements or modifications applied to all GE or Baker Hughes businesses as directed by GE or Baker Hughes, as applicable. Subject to Section 6.04(b), neither Party will be required to maintain any internal or third-party Software or tools should it (or its businesses) migrate to new programs.

SECTION 4.03 Local Implementing Agreements. The Parties recognize and agree that there may be a need to document the Services in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or cause their respective Affiliates to enter into, local implementing agreements (“Local Agreements”) for Services in such jurisdictions, countries or geographical regions as a Party may reasonably request from time to time. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in implementing any such Local Agreement in a manner that does not subject a Provider to income Taxes in a jurisdiction other than those jurisdictions under the laws of which such Provider is organized or is, before the implementation of such Local Agreement, a Tax resident.

SECTION 4.04 Corporate Policies.

(a) GE shall provide Baker Hughes with access to, and hereby grants Baker Hughes the right to use, those corporate policies and manuals (excluding manuals for products or technology) published on the GE Intranet or listed in Schedule 2.01(a) and Schedule 2.01(b) (collectively, the “GE Materials”). Baker Hughes may create materials based on the GE Materials for distribution to employees, suppliers and customers of Baker Hughes for use in the operation of the Business in substantially the same manner as such materials were used during the Baseline Period. It is understood and agreed that GE makes no representation or warranty, express or implied, as to the accuracy or completeness of the GE Materials or as to the suitability of the GE Materials for use by Baker Hughes in respect of its business, the Business or otherwise.

(b) Notwithstanding the foregoing, the text of any materials based upon the GE Materials created by Baker Hughes on behalf of its business or the Business (the “Baker Hughes Materials”) may not contain any references to GE except to the extent licensed under the terms of the Trademark License Agreement entered into under the terms of the Transaction Agreement.

(c) Subject to the restrictions set forth in Section 4.04(a) and Section 4.04(b), Baker Hughes’s rights to create and use materials based on GE Materials granted pursuant to this Section 4.04 are perpetual and shall survive expiration or termination of this Agreement.

SECTION 4.05 Limitations with Respect to the GE Materials.

(a) GE shall have no obligation (i) to notify Baker Hughes of any changes or proposed changes to any of the GE Materials, (ii) to include Baker Hughes in any consideration of proposed changes to any of the GE Materials, (iii) to provide draft changes of any of the GE Materials to Baker Hughes for review and comment or (iv) to provide Baker Hughes with any updated materials relating to any of the GE Materials. Baker Hughes acknowledges and agrees that, except as expressly set forth above and as between the Parties, GE reserves all rights in, to and under, including all Intellectual Property rights with respect to, the GE Materials and no rights with respect to ownership or use, except as otherwise expressly provided herein, shall vest in Baker Hughes. Baker Hughes shall own all Baker Hughes Materials created in accordance with the terms of this Agreement. Further, Baker Hughes agrees to take reasonable efforts to ensure that the GE Materials are not used for any purpose other than the purposes set forth above, provided, that Baker Hughes shall only be required to take those actions it would consider advisable with respect to protecting the use of Baker Hughes’s proprietary or sensitive business materials of a similar nature. In the event that GE determines that Baker Hughes has not materially complied with some or all of its obligations with respect to any or all of the GE Materials, GE may terminate Baker Hughes’s rights with respect to such GE Materials upon written notice to Baker Hughes if such material non-compliance remains uncured for a period of thirty (30) days after receipt by Baker Hughes of a written notice thereof from GE and, in such case, GE shall be entitled to require any such GE Materials in Baker Hughes’s possession and control to be returned to GE or destroyed (with such destruction certified in writing to GE) promptly after such termination.

(b) If Baker Hughes determines to cease to avail itself of any of the GE Materials referred to in this Article IV or upon termination of any period during which Baker Hughes is permitted to use any of the GE Materials pursuant to Section 4.05(a), GE and Baker Hughes shall cooperate in good faith to take reasonably appropriate actions to effectuate such determination or termination and protect GE’s rights and interests in the GE Materials. For the avoidance of doubt, Baker Hughes shall be permitted to use, in perpetuity, any Baker Hughes Materials created in accordance with the terms of this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 System Resources and Security.

(a) Except as otherwise expressly provided in the Transaction Agreement, in any Ancillary Agreement, or any Long-Term Ancillary Agreement, or unless required in connection with the performance of or delivery of a Service, each Party shall have the discretion to determine whether to provide to the other Party access and connectivity to the Intranet of such first Party and other owned or licensed Software, networks, hardware or technology of such first Party and its Affiliates or computer-based resources which require a password or are available on a secured access basis. Each Party shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement, or as otherwise determined by the Parties, and shall access and use only those Systems for which such Party has been granted the right to access and use. In the event that any Service is terminated, the applicable Party’s access to the System required solely in connection with the performance of or delivery of such terminated Service shall also be terminated.

(b) If, at any time, a Party determines that any of its personnel has sought to circumvent, or has circumvented, the other Party’s or its Affiliates’ system security policies, procedures and requirements, or that any of its unauthorized personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or Software of the other Party, such first Party shall promptly terminate any such person’s access to the Systems and immediately notify the GE Services Manager or Baker Hughes Services Manager, as applicable. In addition, each Party shall have the right to deny personnel of the other Party access to its Systems upon notice to the other Party in the event that such first Party reasonably believes that such personnel have engaged in any of the activities set forth above or otherwise pose a security concern. Each Party shall use its reasonable efforts in good faith to cooperate with the other Party in investigating any apparent unauthorized access to the Systems. GE and Baker Hughes agree to use their respective reasonable efforts in good faith to cooperate and fully implement the provisions of this Section 5.01 promptly.

(c) In the event of a cyber incident for which a Party reasonably believes its Intranet or other information technology-related resources have been or could be compromised by a malicious threat actor, the other Party agrees that such first Party may take all steps it deems necessary and/or advisable in its sole and absolute discretion to remediate the cyber incident, including termination of or blocking the other Party’s, its Affiliates’ and its and their personnel’s access and connectivity to the Intranet or such other information technology-related resources. If a Party reasonably believes any of the other Party’s, its Affiliates or its or their personnel has failed to comply with the security guidelines of such first Party and its Affiliates, the other Party agrees that such first Party may, upon notice to the other Party describing such non-compliance, block the other Party’s access and connectivity to the Intranet or such other information technology-related resources until such time as the other Party has remedied such non-compliance in a manner satisfactory to such first Party in its sole discretion.

(d) In the event that any Deliverable under this Agreement includes executable binary code (other than in the ordinary course of the performance of information technology Services and with respect to any Statement of Work), GE or Baker Hughes, as applicable, shall have the right to conduct a cybersecurity assessment of the applicable Deliverables, intended to identify potential cybersecurity vulnerabilities in such Deliverables.

SECTION 5.02 Access.

(a) Baker Hughes shall, and shall cause its Affiliates to, allow GE and its Representatives reasonable access to the facilities of Baker Hughes necessary for GE to fulfill its obligations under this Agreement.

(b) GE shall, and shall cause its Affiliates to, allow Baker Hughes and its Representatives reasonable access to the facilities of GE necessary for Baker Hughes to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Affiliates to, afford the other Party, its Affiliates and its Representatives, following not less than ten (10) Business Days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Affiliates.

SECTION 5.03 GE and Baker Hughes Global Services Contracts.

(a) Notwithstanding Section 6.02 of the Transaction Agreement, following the Closing Date, each Party shall, as mutually agreed, (i) allow and cause the other Party to continue as a participating party under all GE Global Services Contracts or Baker Hughes Global Services Contracts (that do not by their terms automatically terminate as to the other Party as a result of the Closing), as applicable, with the same benefits and obligations as GE O&G, Baker Hughes or GE, as applicable, had in respect of such GE Global Services Contracts or Baker Hughes Global Services Contracts, as applicable, during the Baseline Period and (ii) cooperate with the other Party to approach each third-party counterparty to a GE Global Services Contract or Baker Hughes Global Services Contract, as applicable, in respect of which, the other Party, as of the Closing Date, may not qualify for continued participation, to allow for the other Party’s continued participation under such GE Global Services Contract or Baker Hughes Global Services Contract, as applicable, in accordance with the terms thereof, in each case, without further payment or consideration by the GE Entities or Baker Hughes Entities, as applicable, for such continued participation by the other Party.

(b) GE’s or Baker Hughes’s obligation to pay any amount under this Section 5.03 in respect of any GE Global Services Contract or Baker Hughes Global Services Contract, as applicable, shall be determined consistent with the methodology applied in respect of GE’s, GE O&G’s or Baker Hughes’s participation, as applicable, during the Baseline Period, and each Party’s participation shall constitute an Umbrella Service for purposes of this Agreement.

SECTION 5.04 Shared Facilities.

(a) GE hereby grants to Baker Hughes a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule 5.04(a) (the “GE Facilities”), for substantially the same purposes as used in the Business during the Baseline Period. Baker Hughes hereby grants, or shall cause one or more of its Affiliates to grant, to GE a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule 5.04(b) (the “Baker Hughes Facilities”), for substantially the same purposes as used by the GE Entities other than the Business during the Baseline Period. For the avoidance of doubt, at each of the GE Facilities and the Baker Hughes Facilities, GE and Baker Hughes, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the personnel of GE and Baker Hughes, as the case may be, substantially all ancillary services that are provided as of the date hereof to its own employees at such facility, as well as such additional services as it may provide from time to time if the same are requested and agreed, such as, by way of example and not limitation, reception, general repair and maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence), mail delivery and telephony services, access to duplication, facsimile, printing and other similar office services, and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in the Schedules, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a GE Facility or a Baker Hughes Facility, as the case may be, it being understood that the Provider shall not provide security services to Recipient-specific areas of the Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area) or security passes that permit entrance to Provider-specific areas of Recipient’s facility and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear.

(b) After the date hereof, if Baker Hughes identifies a facility that (i) the GE Entities provided to the Business during the Baseline Period that Baker Hughes reasonably needs in order for the Business to continue to operate in substantially the same manner in which the Business operated during the Baseline Period, and such facility was not included in Schedule 5.04(a) (other than because the Parties agreed such facility shall not be included), or (ii) the Business provided to the GE Entities during the Baseline Period that GE reasonably needs in order for the GE Entities to continue to operate in substantially the same manner in which the GE Entities operated during the Baseline Period, and such facility was not included in Schedule 5.04(b) (other than because the Parties agreed such facility shall not be included), then, in each case, Baker Hughes and GE shall negotiate in good faith to provide such requested facility (such additional facilities, the “Additional Facilities”). In the event that the Parties reach an agreement with respect to providing such Additional Facilities, such Additional Facilities shall be deemed Facilities hereunder and, accordingly, the Party requested to provide such Additional Facilities shall provide such Additional Facilities, or cause such Additional Facilities to be provided, in each case, in accordance with the terms and conditions of this Agreement.

(c) The Parties shall permit only their authorized Representatives, contractors, invitees or licensees, to use the Baker Hughes Facilities and GE Facilities (collectively, the “Facilities”), as applicable, except as otherwise permitted by the other Party in writing. If GE or Baker Hughes desires that the other should vacate a Facility, or GE or Baker Hughes desire to vacate a facility, the other party shall be consulted as soon as reasonably practicable following such decision, and its views taken into consideration in good faith. Notwithstanding the fact that the Parties are occupying each other’s Facilities pursuant to a license, the Parties agree that such license is coupled with an interest and each Party waives the right to terminate such license at will. Instead, the Parties shall jointly develop a timeline to vacate the Facility, which timeline shall consider any lease expiration date; provided that notwithstanding the foregoing, GE and Baker Hughes shall each have the right to terminate its occupancy of any Facility listed on Schedule 5.04(c) and its related obligation to pay any Facility Costs with respect to such Facility pursuant to the written notice requirement of such Facility as set forth on Schedule 5.04(c), and such termination shall be without penalty regardless of the terms of any pre-existing lease between any GE Entity and GE O&G. Each Party shall, and shall cause its respective Affiliates, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the earlier of (i) the agreed date and (ii) the termination of such Service pursuant to Article IX hereof, and shall deliver over to the other Party or its Affiliates, as applicable, the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear excepted; provided, however, that in the event that the third-party lease for a Facility specifies otherwise, the Party vacating a Facility shall deliver over such Facility in such repair and condition (consistent with Recipient’s past practices and taking into account the date that the Party began its occupation of such Facility) as set forth in the third-party lease. All tangible Baker Hughes assets that are located at a GE Facility shall be removed from such property at Baker Hughes’s expense and in a manner so as not to unreasonably interfere with the operations of GE and to not cause damage to such property or any facility located thereon. All tangible GE assets that are located at a Baker Hughes Facility shall be removed from such property at GE’s expense and in a manner so as not to unreasonably interfere with the operations of Baker Hughes and to not cause damage to such property or any facility located thereon.

(d) In addition to the access rights provided under Section 5.02 hereof, the Parties or their Affiliates, or the landlord in respect of any third-party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third-party lease agreement, if applicable. To the extent that the Recipient is not insured in respect of a specific liability coverage pursuant to the GE corporate insurance program, the Recipient agrees to maintain commercially appropriate and customary levels (consistent with Recipient’s past practices and in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the Provider in accordance with Article VII hereof (and subject to the limitations set forth in Article VII) in respect of, the acts and omissions of its Representatives, contractors, invitees and licensees. EACH PARTY HEREBY WAIVES ALL RIGHTS OF RECOVERY, CLAIMS AND CAUSES OF ACTION AGAINST THE OTHER AND THEIR AFFILIATES FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE REAL OR PERSONAL PROPERTY OF SUCH PARTY BY REASON OF FIRE, THE ELEMENTS OR ANY OTHER CAUSE THAT COULD BE INSURED AGAINST UNDER THE TERMS OF A STANDARD POLICY OF PROPERTY INSURANCE AND FOR ANY LOSSES COVERED BY WORKERS’ COMPENSATION LAWS AND BENEFITS, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF THE OTHER PARTY, ITS AGENTS, OFFICERS, DIRECTORS EMPLOYEES AND CONTRACTORS.

(e) Each of the Parties shall, and shall cause its Affiliates, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the Party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third-party lease governing any Facility. The Parties shall not make, and shall cause their respective Affiliates and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Party or its Affiliates, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided immediately prior to the date hereof.

(f) The rights granted pursuant to this Section 5.04 shall be in the nature of a license and shall not create a leasehold (or right to grant a sublicense or sub-leasehold to any unaffiliated third party) or other estate or possessory rights in Baker Hughes or GE, or their respective Affiliates, Representatives, contractors, invitees or licensees, with respect to the Facilities.

(g) To the extent included in the pricing methodology for such Facility or any applicable provision of the relevant lease, if any, the owner or lessee of each Facility will be responsible for (i) payment of all property taxes and special assessments, (ii) payment of any taxes on rental income, and (iii) making any alterations or repairs required by any insurer or required to comply with laws, codes and ordinances, including, without limitation, building codes, fire codes and accessibility laws, except only to the extent that such alterations or repairs are triggered by unrelated work being performed by the Party to which the license to occupy is granted.

(h) The Parties intend that the use of the GE Facilities and the Baker Hughes Facilities shall be governed by the terms of this Agreement for such period as determined pursuant to the Facilities timeline developed in accordance with Section 5.04(c), and any existing lease between any GE Entity and GE O&G is hereby terminated and of no further force or effect. If continued use and access of a Facility is needed pursuant to such Facilities timeline significantly beyond twenty-four (24) months from the date of this Agreement, or earlier as determined by the current lease expiration date of a leased Facility, the Parties shall enter into leases, with regard to owned Facilities or subleases, with regard to leased Facilities (to the extent permitted under the terms of any lease covering the relevant GE-leased or Baker Hughes-leased Facility) or other arrangements as promptly as possible to grant GE or Baker Hughes, as applicable, the same access to the Facilities as GE or Baker Hughes, as applicable, was being provided immediately prior to the twenty-four (24) month anniversary of this Agreement, in each case, on terms mutually agreed by the parties in accordance with the terms of any master lease (if any). This Agreement shall continue in effect with regard to any such Facility beyond the initial twenty-four (24) months while GE and Baker Hughes are negotiating a lease, sublease or other arrangement concerning such Facility, pursuant to the Facilities plan agreed in accordance with Section 5.04(c). Upon the entry into any such lease, sublease or other arrangement with respect to a Facility, this Agreement, including any obligation to pay Facility Costs under this Agreement, shall terminate with respect to such Facility and all ongoing obligations of the tenant or subtenant shall be as expressly provided under the terms of such lease, sublease or other arrangement. Each such Facility arrangement or related sublease shall constitute a GE Provided Facility Service or Baker Hughes Provided Facility Service, as applicable, for purposes of this Agreement.

SECTION 5.05 Shared Manufacturing Arrangements; Financial Services.

(a) With respect to a mutual determination by the Parties following the Closing Date to continue an arrangement for the production of any equipment or component part on a manufacturing line that is shared by one or more GE Entities, on the one hand, and one or more Baker Hughes Entities, on the other hand, in each case set forth on Schedule 5.05(a) (each, a “Shared Manufacturing Arrangement”), such Shared Manufacturing Arrangements shall continue in full force and effect, notwithstanding Section 6.02 or 7.14 of the Transaction Agreement, and the fees in respect of such Shared Manufacturing Arrangements shall be calculated on the same basis and methodology as provided under the related Shared Manufacturing Arrangement, and each such Shared Manufacturing Arrangement shall constitute an Umbrella Service for purposes of this Agreement.

(b) With respect to a mutual determination by the Parties following the Closing Date to continue an arrangement for accounts payable and accounts receivable factoring programs between one or more GE Entities, on the one hand, and one or more Baker Hughes Entities, on the other hand, in each case set forth on Schedule 5.05(b) (each, a “Factoring Arrangement”), such Factoring Arrangement shall continue in full force and effect, notwithstanding Section 6.02 or 7.04 of the Transaction Agreement, and the fees in respect of such Factoring Arrangements shall be calculated on the same basis and methodology as provided under the related Factoring Arrangement, and each such Factoring Arrangement shall constitute an Umbrella Service for purposes of this Agreement.

SECTION 5.06 Costs and Disbursements.

(a) CA Services Costs. Except as otherwise provided in this Agreement, the CA Services shall be provided to the Recipient in consideration for the payment of the Corporate Assessment. The Corporate Assessment shall be fixed at a price of $55 million for the first two (2) years from the Closing Date. Thereafter, the Corporate Assessment shall be subject to an annual adjustment based upon changes in the Producer Price Index for the applicable assessment calculation period. For the avoidance of doubt, (i) the Corporate Assessment shall not include (and the Recipient shall be liable for) costs and expenses incurred by the Recipient arising from its use of the services or the product thereof after the services are performed by the Provider to the same extent the Recipient had provided itself such service (e.g., the cost incurred by the Recipient to maintain and transact out of a bank account, after the bank account is opened by the Provider on behalf of the Recipient) and any third-party costs that arise in connection with the provision of an Administrative Service to the extent the engagement of such third-party is approved by Baker Hughes and is consistent with the past practice of GE in providing such Administrative Service during the Baseline Period and (ii) the Corporate Assessment shall be payable regardless of whether a PO is made.

(b) Umbrella Services Costs. Except as otherwise provided in this Agreement, a Recipient of Umbrella Services shall pay to the Provider of such Umbrella Services a fee based on actual usage of each Umbrella Service by the Recipient and priced equal to the cost to the Provider of providing such Umbrella Service (calculated without markup or margin) but, in any event, consistent with past practices (and, if applicable, as reflected in the GE O&G Financial Statements); provided that any GE Provided Umbrella Services listed under the category “Engineering Services” under Schedule 2.01(b) will be provided at the applicable price set forth in Schedule 2.01(b) (each fee constituting an “Umbrella Service Charge” and, collectively, “Umbrella Service Charges”); provided that if the Provider is required under applicable Law (including to avoid any applicable penalties) to charge any markup or margin in order to provide a Umbrella Service, a reasonably appropriate markup or margin shall be included in, and increase, the relevant Umbrella Service Charge solely to the extent necessary to comply with applicable Law. In the event a Party reasonably changes the pricing methodology for a particular Service, the other Party agrees that the associated Service Charge shall be adjusted consistent with the new methodology provided that such first Party is implementing the same change with respect to all of its businesses or divisions that utilize the Service.

(c) R&D Services Costs. Subject to Section 3.01(e)(xiv), the Baker Hughes Entities shall pay the fees, costs and expenses to GE Global Research for GE Provided R&D Services and the GE Entities shall pay the fees, costs and expenses to the Baker Hughes Entities for Baker Hughes Provided R&D Services (each individually, “R&D Fees”) as set forth in each Statement of Work. The payment of R&D Fees shall not be contingent on the payer’s satisfaction as to the results of any R&D Services. Without limiting the generality of Section 3.01(e), (i) GE Provided R&D Services shall be provided by GE Global Research at GE Global Research’s then-current then-effective rates that it generally charges to businesses of GE and its Affiliates, which may be adjusted from time to time consistent with past practices and (ii) Baker Hughes Provided R&D Services shall be provided at the then-current, then-effective rates that are generally charged to Baker Hughes Entities or unincorporated business units thereof for such services, which may be adjusted from time to time consistent with past practice. The Baker Hughes Entities and the GE Entities will bear all direct personnel costs (including salary, benefits, insurance, travel and lodging, etc.) associated with their own respective personnel involved with work undertaken under this Agreement.

(d) Facility Costs. The Baker Hughes Entities shall pay the actual costs and expenses to the GE Entities for GE Facilities and the GE Entities shall pay the actual costs and expenses to the Baker Hughes Entities for Baker Hughes Facilities (each individually, “Facility Costs”), consistent with the pricing methodology as charged immediately prior to the Closing; provided that if the Provider is required under applicable Law (including to avoid any applicable penalties) to charge any markup or margin in order to provide a Service, a reasonably appropriate markup or margin shall be included in, and increase, the relevant Facility Cost. Facility Costs shall be subject to annual increases consistent with actual increases in charges that (i) GE or Baker Hughes is applying to other GE Entities or Baker Hughes Entities in the same facility or (ii) are being applied by GE or Baker Hughes to similar facilities across each of their businesses.

(e) Collaboration Costs. Subject to Section 3.13(a)(vi), the Baker Hughes Entities and the GE Entities shall pay the fees, costs and expenses owed by such parties under any applicable Collaboration Agreements (such fees, costs and expenses, “Collaboration Costs”), in each case in accordance with and subject to the terms of such Collaboration Agreements.

(f) Additional Baker Hughes Provided Services Costs. The Recipients of Additional Baker Hughes Provided Services shall pay to the Provider of such Additional Baker Hughes Provided Services the fees agreed upon for such Additional Baker Hughes Provided Service in accordance with Section 2.06 (each fee constituting an “Additional Service Fee” and, collectively, “Additional Service Fees”).

(g) Providers shall invoice Recipients using the intercompany billing system of GE and its Affiliates (which shall continue to be settled through such intercompany billing system for so long as the intercompany billing system is made available under this Agreement). To the extent there are any Additional Services for which no charging methodology has been identified, the Parties shall mutually agree on the applicable charges in advance. Providers shall invoice Recipients monthly in arrears, unless otherwise agreed in writing between the GE Services Manager and the Baker Hughes Services Manager, for any Services provided by a Provider hereunder. All payments are due within thirty (30) calendar days of receipt of such invoices by wire transfer to the accounts specified on Schedule 5.06(g). To the extent consistent with past practice with respect to Services rendered outside the United States, payments may be required to be made in local currency. If the payer fails to pay such amount by the required date, the payer may be obligated to pay to the payee, in addition to the amount due, interest at an interest rate of 0.5% per month over the Interest Rate, compounded monthly, accruing from the date the payment was due through the date of actual payment. As soon as practicable after receipt of any reasonable written request by the payer, the payee shall provide the payer with data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

SECTION 5.07 Readjustment of Services. Subject to the terms of this Agreement, in the event that (i) Umbrella Service Charges in respect of an Umbrella Service are prepaid by either Party for any period following the Closing and (ii) subsequent to such prepayment by such Party, both Parties reach an agreement for (x) the transfer to Baker Hughes of certain GE employees (whose primary function was, prior to such transfer, performance of services substantially equivalent to such prepaid Umbrella Service then received by Baker Hughes pursuant to this Agreement), or (y) the planned scope of such prepaid Umbrella Service is reduced by GE or Baker Hughes, as applicable, due to a change in business requirements not reasonably foreseeable at the time such PO was initiated, subject to Section 9.01(b), GE shall reimburse to Baker Hughes, or Baker Hughes shall reimburse to GE, as applicable, such portion of such prepayment equal to the pro-rated allocation of the Umbrella Service Charge for such Umbrella Service over the remaining days of the prepayment period in accordance with the allocation methodology mutually agreed by the Parties or as set forth on Schedule 2.01(b) or Schedule 2.02(b).

SECTION 5.08 No Right to Set-Off. The payer shall pay the full amount of Service Charges owed by it, and shall not set-off, counterclaim or otherwise withhold any amount owed to the payee under this Agreement on account of any obligation owed by the payee to the payer that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing. For the avoidance of doubt, any amounts processed through the GE intercompany billing system as a net settlement shall not be deemed a set-off.

SECTION 5.09 Taxes.

(a) Sales Tax or Other Transfer Taxes. Service Charges are exclusive of, and payer shall bear and timely pay, any and all sales, use, value-added, transfer and other similar Taxes (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by payer pursuant to this Agreement; provided that (i) to the extent such Taxes are required to be collected and remitted by the payee with respect to such Service Charges, the payer shall pay such Taxes to the payee upon receipt of an invoice from the payee, and (ii) for the avoidance of doubt, such Service Charges shall be inclusive of, and the payer shall not bear, any income and similar Taxes imposed on or payable by the payee.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by a payer in relation to any Service is required in respect of any Taxes pursuant to any applicable Law, payer will: (i) make any such required withholding or deduction from the amount payable to payee, (ii) timely pay the withheld or deducted amount referred to in clause (i) to the relevant Governmental Authority in accordance with applicable Law; (iii) promptly forward to payee a withholding tax certificate evidencing such payment by the payer to the Governmental Authority, and (iv) to the extent that the payee cannot, after exerting its reasonable best efforts, obtain a credit for, or a refund of, the withholding or deduction, the payer will increase the amount payable such that payee receives an amount equal to the amount of the Service Charges in respect of that Service as if no such withholding or deduction had been made (including any withholding or deduction applicable to any increased payment made pursuant to this clause (iv)); provided, that if the payee subsequently receives such a credit for, or a refund of, the withholding or deduction, then the payee shall promptly remit to the payer any additional amount previously paid by the payer pursuant to clause (iv).

(c) Cooperation. The Parties will take reasonable steps to cooperate to (i) minimize the imposition of, and the amount of, Taxes described in this Section 5.09, and (ii) obtain a credit for, or a refund of, any withholding or deduction made pursuant to Section 5.09(b).

(d) Tax Planning or Tax Advisory Services. Notwithstanding anything to the contrary contained in this Agreement, without limiting Section 6.05, no Services provided under this Agreement shall include or be deemed to be, or relied upon by a Party or any of its Affiliates as, tax or accounting advice, the Parties and their Affiliates shall assume all risks and liability arising from or relating to the use of and reliance upon such services and the Parties make no representations or warranties with respect to such tax planning or tax or accounting advisory services.

ARTICLE VI

STANDARD FOR SERVICE

SECTION 6.01 Standard for Service.

(a) Provided that the applicable GE Entities are not restricted by Law, GE agrees that the GE Entities will provide the GE Provided Services to the applicable Baker Hughes Entity in accordance with all requirements, regulations, codes, standards, specifications and other requirements agreed between the applicable Baker Hughes Entities and GE Entities, and with the same standard of care, skill and diligence with which, and at the same service levels (for the avoidance of doubt, without limiting the GE’s ability to realize productivity and technological efficiencies so long as such performance is maintained) at which, they have performed such services for GE O&G during the Baseline Period, and, if such service was not previously provided for GE O&G, for their Affiliates with respect to the same service.

(b) Provided that the applicable Baker Hughes Entities are not restricted by Law, Baker Hughes agrees that the Baker Hughes Entities will provide the Baker Hughes Provided Services to the applicable GE Entities in accordance with all requirements, regulations, codes, standards, specifications and other requirements agreed between the applicable Baker Hughes Entities and GE Entities, and with the same standard of care, skill and diligence with which, and at the same service levels (for the avoidance of doubt, without limiting the applicable Baker Hughes Entity’s ability to realize productivity and technological efficiencies so long as such performance is maintained) at which, they have performed such services for GE during the Baseline Period and, if such service was not previously provided for GE, for their subsidiaries or unincorporated business units thereof with respect to the same service.

(c) GE Global Research shall provide GE Provided R&D Services to the R&D Services Recipients under any GE Statements of Work in a manner consistent with the research and development services provided by GE Global Research to GE O&G for similar work during the Baseline Period.

(d) In the event there is any restriction on the Provider by Law that would restrict the nature, quality, or standard of care applicable to delivery of the Services to be provided, the Provider shall use its reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 6.01.

SECTION 6.02 Consents; Compliance with Law; Professional Services. If the provision of any Service requires the consent or approval of any third party, the Provider shall be solely responsible for obtaining such consent or approval; provided that the Recipient shall provide commercially reasonable support, as requested by the Provider, in obtaining such consent or approval. In the event such consent or approval cannot be obtained, GE and Baker Hughes agree to negotiate in good faith an acceptable substitute Service that shall be subject to the terms and conditions of this Agreement. Neither a Party nor its Affiliates shall be obligated to provide any Services which, if provided, would violate any Law. The provision of any legal services shall be subject to the consideration of the maintenance of attorney-client privilege for both GE and Baker Hughes and any potential conflicts of interest. Each of GE and Baker

Hughes agrees to execute customary engagement letters, joint defense or common interest agreements in the event either party deems such agreement necessary; provided that the failure to do so shall not be deemed a waiver of privilege nor shall it be considered a failure to provide a Service.

SECTION 6.03 Maintenance. Either Party and its Affiliates shall have the right to shut down temporarily for maintenance purposes the operation of any facilities or systems providing any Service whenever in such Party’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes; provided that (i) to the extent practicable such Party shall provide advance written notice of any such shut down or other interruption reasonably far in advance and cooperate in good faith to minimize any disruption to the Service or the other Party’s business and (ii) the other Party shall not be charged for such Service to the extent that it is not provided during such shutdown.

SECTION 6.04 Modifications and Discontinuances.

(a) The GE Provided Services are not exclusive and are part of corporate programs that GE provides to its business divisions. It is understood that GE may modify a GE Provided Service to the extent the same modification is made with respect to the entirety of GE’s provision of such GE Provided Service to any GE Entity and any other Person to whom any GE Entities provide such GE Provided Service; provided, however, that, in such event, (a) GE must provide notice of the modification to Baker Hughes as soon as reasonably practicable, (b) GE shall cooperate in good faith with Baker Hughes to minimize the disruption to Baker Hughes’s business and (c) the Parties shall discuss in good faith whether the applicable Service Charge shall be adjusted to reflect any such modification. Baker Hughes may modify a Baker Hughes Provided Service; provided, however, that, in such event, (i) Baker Hughes must provide notice of the modification to GE as soon as reasonably practicable, (ii) Baker Hughes shall cooperate in good faith with GE to minimize the disruption to GE’s business and (iii) the Parties shall discuss in good faith whether the applicable Service Charge shall be adjusted to reflect any such modification. GE’s and Baker Hughes’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications made pursuant to this Section 6.04, and GE and Baker Hughes, as applicable, shall use its reasonable efforts in good faith to comply with any such amendments. Subject to the terms in this Agreement, in providing the Services, GE or Baker Hughes, as applicable, may use any information systems, hardware, Software, processes and procedures it deems necessary or desirable in its reasonable discretion. Modifications to Statements of Work shall be provided for under Article III.

(b) To the extent that either GE or Baker Hughes generally reduces or discontinues a service (which shall not include GE Provided Technology Access, Baker Hughes Provided Technology Access, GE Provided R&D Services or Baker Hughes Provided R&D Services), (i) the reducing or discontinuing Party will provide the other with notice as soon as reasonably practicable and (ii) the Parties shall discuss in good faith a reasonable time period for transition to avoid business disruption.

SECTION 6.05 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.01 AND SUBJECT TO THE LIMITATIONS IN ARTICLE VII, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS,

THAT THE RECIPIENTS ASSUME ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO THEIR USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.01, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE INTERCOMPANY SERVICES FOR A PARTICULAR PURPOSE AND RECIPIENTS HEREBY ACKNOWLEDGE SUCH DISCLAIMER.

SECTION 6.06 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party.

SECTION 6.07 No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto and except as required by Law, no Party hereto nor any of their respective Affiliates, nor any of their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule hereto, as part of or in connection with the Services, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority (including any Taxing Authority) or other Person on behalf of the other Party or any of its Affiliates, or any of their respective Representatives or the Business.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

SECTION 7.01 General Indemnification. Nothing contained in this Agreement shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to such other Party or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Indemnified Parties’ duties or by reason of the reckless disregard of the Indemnified Parties’ duties and obligations under this Agreement. Notwithstanding the foregoing, solely with respect to TSA Services, each Party and its Affiliates shall be liable to fully indemnify, defend and hold harmless the other Party and its Affiliates, its and their respective Representatives, successors and assigns, each of whom shall be deemed a third-party beneficiary hereof, for such first Party’s material breach with respect to the rights and obligations in this Agreement in respect of such TSA Services, gross negligence, willful misconduct or in the event of any claim from a third party that the provision of the TSA Services by such first Party under this Agreement infringes, misappropriates or otherwise violates any of such third-party’s Intellectual Property rights.

SECTION 7.02 Exclusion of Consequential Damages. Notwithstanding any other provision contained in this Agreement, no Party, nor its Affiliates, nor its or their respective Representatives, successors or assigns, shall be liable to the other Party or their Affiliates and their Representatives, successors or assigns, for any incidental, punitive, special, indirect, multiple or consequential damages connected with or resulting from performance or non-performance of this Agreement; provided, that any such damages paid with respect to a third-party claim shall be considered direct damages.

SECTION 7.03 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for the TSA Services (other than claims arising from willful misfeasance, bad faith or gross negligence on the part of a Party hereto in the performance of such Party’s duties in respect of the TSA Services) for any breach of any agreement or obligation set forth herein or otherwise relating to the TSA Services, shall be pursuant to the indemnification provisions set forth in this Article VII.

ARTICLE VIII

DISPUTE RESOLUTION

SECTION 8.01 Dispute Resolution.

(a) Any dispute arising out of or in connection with this Agreement between GE and Baker Hughes should be resolved as rapidly as possible by discussion between the GE Services Manager and the Baker Hughes Services Manager. If a dispute cannot be resolved between the GE Services Manager and the Baker Hughes Services Manager within four (4) weeks of the dispute arising, the GE Services Manager and the Baker Hughes Services Manager should escalate the dispute to the appropriate senior officer reporting directly to the Chief Executive Officer of Baker Hughes and the appropriate senior officer reporting directly to the Chief Executive Officer of GE to negotiate in good faith for an additional twenty (20) days (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such dispute amicably, then such dispute shall be resolved in accordance with the dispute resolution process referred to in Section 8.01(b), provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) If the Parties are unable to resolve a dispute in accordance with Section 8.01(a), then either Party to the dispute may within fifteen (15) days thereafter submit such dispute for non-binding mediation administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The mediation will be conducted by a single mediator selected by the mutual written agreement of the Parties to the dispute. The Parties to the dispute will cooperate in good faith with the AAA and with one another in selecting the mediator, and in scheduling the mediation. Such Parties agree that they will participate in the mediation in good faith, and that they will share equally in the costs of utilizing the AAA and the mediator. The place of mediation will be New York, New York. If the dispute has not been resolved pursuant to such mediation procedure within thirty (30) days of the initiation of such procedure, except where such time has been extended by the mutual written agreement of the Parties to the dispute, then the controversy will be submitted to the AAA for binding arbitration in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The arbitration will be conducted by a single arbitrator selected by the mutual written agreement of the Parties to the dispute. The

Parties to the dispute will cooperate in good faith with the AAA and with one another in selecting the arbitrator, and in scheduling the arbitration. Should the Parties be unable to come to agreement as to the arbitrator, the Parties shall request AAA to appoint an arbitrator. Such Parties further agree that they will participate in the arbitration in good faith, and that they will share equally in the costs of utilizing the AAA and the arbitrator. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, New York. Unless otherwise agreed by such Parties, the mediator will be disqualified from serving as the arbitrator in the dispute.

ARTICLE IX

TERM AND TERMINATION

SECTION 9.01 Term and Termination.

(a) This Agreement shall commence immediately upon its execution on the Closing Date and shall terminate (i) ninety (90) days following the Trigger Date with respect to all services under this Agreement other than GE Provided Technology Access and Baker Hughes Provided Technology Access and (ii) upon the Trigger Date with respect to GE Provided Technology Access and Baker Hughes Provided Technology Access (the “Term”).

(b) (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement (x) with respect to the CA Services, in whole but not in part and (y) with respect to any Umbrella Services, in whole (by Service line item) or by any portion: (A) for any reason or no reason upon providing, in the case of the CA Services, at least 60 days’ prior written notice, and, in the case of the Umbrella Services, either (i) seven and a half (7.5) months’ prior written notice or (ii) for those Umbrella Services designated as such on Schedule 2.01(b) or Schedule 2.02(b), sixty (60) days’ prior written notice, to the Provider of such termination; (B) if the Provider of such Services has failed to perform any of its material obligations under this Agreement with respect to such Services, and such failure shall continue to exist forty-five (45) days after receipt by the Provider of written notice of such failure from the Recipient; or (C) immediately upon mutual agreement of the Parties; and (ii) a Provider may terminate this Agreement with respect to one (1) or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall be continued uncured for a period of forty-five (45) days after receipt by the Recipient of a written notice of such failure from the Provider. The relevant Schedule shall be updated to reflect any terminated Service. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.

SECTION 9.02 Termination Charges. Upon termination or reduction of any Service pursuant to Section 9.01(b)(i)(A) or Section 9.01(b)(ii), prior to the termination or reduction of such Service (in the case of a termination or reduction pursuant to Section 9.01(b)(ii)) or prior to the required notification period in Section 9.01(b)(i)(A) (in the case of a termination or reduction pursuant to Section 9.01(b)(i)(A)), the Parties shall determine and mutually agree upon any applicable Termination Charges to be invoiced.

SECTION 9.03 Effect of Termination. Upon termination of any Service, whether in whole or in part, pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide such Service and the relevant Recipient will have no obligation to pay any future Service Charges relating to such Service; provided that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges and any other fees, costs and expenses owed and payable in respect of Services provided prior to the effective date of termination and (ii) Termination Charges. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VII (with respect to the limitations set forth therein and including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), Article VIII, Article IX, Article X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges shall continue to survive indefinitely.

SECTION 9.04 Force Majeure.

(a) No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Each Party (or such Person) shall exercise its reasonable efforts in good faith to minimize the effect of Force Majeure on its obligations, and the standard of care that a Party shall provide in delivering a Service after a Force Majeure shall be substantially the same as the standard of care that the Party provides to its Affiliates and its other business components with respect to such Service.

(b) During the period of a Force Majeure, the applicable Recipient shall be entitled to seek an alternative service provider with respect to such Service, and shall be entitled to permanently terminate the same (and shall be relieved of the obligation to pay Service Charges for such Service throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that such Recipient shall not be required to provide any advanced notice of such termination to the Provider.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Independent Contractors. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties or their Affiliates and that all Services are provided by a Provider, its Affiliates and their designees in each case, as an independent contractor. In matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents and such employees or agents will not be considered employees or agents of any other Party, nor will they be required to report to management of any other Party or be deemed to be under the management or direction of any other Party. No Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party except to the extent expressly provided herein.

SECTION 10.02 Subcontractors. Subject to Section 3.04, a Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider; and (b) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for the Services as set forth in Article VII hereof and the content of the Services provided to the Recipient.

SECTION 10.03 Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other Persons providing Services or having access to confidential and proprietary information of the other Party (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that Confidential Information shall not include information (i) previously known by such Person on a non-confidential basis prior to its disclosure; (ii) subsequently made public other than as a result of a disclosure in breach of this Agreement; or (iii) independently developed by such Person (without reference to the Confidential Information and without using knowledge gained from GE and GE O&G’s previous affiliation prior to Closing); and provided, further, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) in the case of GE’s Corporate Audit Staff or Technical Accounting Group, to GE’s audit committee after giving Baker Hughes written notice of such disclosure five (5) Business Day in advance of such disclosure; (ii) to its Representatives and Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (iii) in any report, statement, testimony, authorization or approval request, notice, filing or other submission to any Governmental Authority having jurisdiction over the disclosing Party; or (iv) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by Law, deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party may furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable efforts in good faith (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, and in no event less than commercially reasonable care.

(c) Each Party shall direct its Representatives to comply with the same restrictions on use and disclosure of Confidential Information as bind such Party in advance of the disclosure of any such Confidential Information to such Representatives. Each Party shall be responsible for any failure by its Representatives to comply with the restrictions on use and disclosure of Confidential Information contained herein.

(d) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services.

(e) With respect to the provision of GE Provided Technology Access and GE Provided R&D Services pursuant to Section 2.01, only those employees of Baker Hughes who need to know such information and who otherwise meet any applicable citizenship or other security qualifications required by Law shall be granted access and, prior to being granted access, will be advised of the confidential nature of the Intellectual Property made available to Baker Hughes and directed to abide by the terms of this Agreement and further, if requested in writing by GE, shall enter into a non-disclosure agreement acknowledging the same provided that in any case, Baker Hughes shall be responsible for any breach of this Agreement by such of its employees.

(f) With respect to the provision of Baker Hughes Provided Technology Access and Baker Hughes Provided R&D Services pursuant to Section 2.02, only those employees of GE who need to know such information and who otherwise meet any applicable citizenship or other security qualifications required by Law shall be granted access and, prior to being granted access, will be advised of the confidential nature of the Intellectual Property made available to GE and directed to abide by the terms of this Agreement and further, if requested in writing by Baker Hughes, shall enter into a non-disclosure agreement acknowledging the same provided that in any case, GE shall be responsible for any breach of this Agreement by such of its employees.

SECTION 10.04 Audit. Not more than once each calendar year during the term of this Agreement, upon thirty (30) days’ advance written notice, either Party may audit (or cause an independent third-party auditor to audit), during regular business hours and in a manner that complies with the building and security requirements of the Party being audited, the books, records and facilities of the other Party pertaining solely to the provision of Services to the extent necessary to determine such Party’s compliance with this Agreement. Any audit conducted under this Section 10.04 shall not interfere unreasonably with the operations of such Party. The Party requesting the audit shall pay the costs of conducting such audit. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement, and may only be disclosed pursuant to Section 10.03.

SECTION 10.05 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

SECTION 10.06 Notices. Except with respect to routine communications by the GE Services Manager and the Baker Hughes Services Manager under Section 4.01, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 10.06.

(a) If to GE:

General Electric Company

33-41 Farnsworth Street

Boston, Massachusetts 02210

Attention: James M. Waterbury

Telephone: (617) 443-3030

Facsimile: +44 207302 6834

Email: jim.waterbury@ge.com

(b) If to Baker Hughes:

Baker Hughes, a GE company, LLC

17201 Aldine Westfield Road

Houston, Texas 77073

Attention: William D. Marsh

Telephone: (713) 879-1257

Facsimile: (713) 439-8472

Email: will.marsh@bhge.com

SECTION 10.07 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

SECTION 10.08 No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Party or its Affiliates, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.09 Amendment; Waiver. No provision of this Agreement, including any Schedules hereto, may be amended, supplemented, waived or modified except by a written instrument making specific reference hereto signed by all the Parties. No waiver of any breach of or non-compliance with this Agreement shall be deemed to be a waiver of any other or subsequent breach or non-compliance. No consent from any Indemnified Parties (in each case other than the Parties) shall be required to amend this Agreement.

SECTION 10.10 Governing Law. This Agreement and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

SECTION 10.11 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 10.12 Assignment. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, GE or Baker Hughes may assign any or all of its rights and obligations under this Agreement to receive certain Umbrella Services (as may be mutually agreed to by GE and Baker Hughes, but in no event shall include legal, accounting, financial or tax advice services or other services that are not customary for the transition of a business to an unrelated third party) in connection with a sale or disposition of any assets or lines of business of GE or Baker Hughes; provided that (a) such right to receive such Umbrella Services is for a limited period of time not to exceed twelve (12) months and solely in order to transition the business being divested, and (b) the transferee of such assets shall enter into an agreement with price adjustments and terms and conditions customary for the provision of such services to an unrelated third party in order to transition a divested business.

SECTION 10.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this

Agreement means “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) GE and Baker Hughes have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

SECTION 10.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of GE or Baker Hughes shall have any liability for any obligations or liabilities of such party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

SECTION 10.15 Export Law Compliance. Each Party shall be responsible for their compliance with applicable United States (or other jurisdictions as applicable) export laws, rules and regulations as related to their performance under this Agreement.

SECTION 10.16 Integrity. Each Party covenants that it is committed to unyielding integrity and will act in a manner consistent with the GE Integrity Guide for Suppliers, Contractors and Consultants, a copy of which is available in several languages at the following link: http://www.gesupplier.com/html/SuppliersIntegrityGuide.htm and the Baker Hughes Suppliers’ Code of Conduct, as may be amended or substituted from time to time.

SECTION 10.17 Subcontractor Flow Downs for United States Government Commercial Items Contracts. If the Services being procured by either Party are in support of a United States government end customer or an end customer funded in whole or part by the United States government, directly or through a prime contractor, such Party shall expressly identify such use of any Service in the PO and as necessary will agree to include compliance as necessary with the terms and conditions applicable to services procured for the United States government located at the following link: http://www.gesupplier.com/html/GEPolicies.htm.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ James M. Waterbury
Name:	James M. Waterbury
Title:	Vice President

[Signature Page to the Intercompany Services Agreement]

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

[Signature Page to the Intercompany Services Agreement]